Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2019 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	June 30, 2019	July 1, 2018	July 2, 2017	July 3, 2016	June 28, 2015
Earnings (Loss)

Income (Loss) before income taxes	$(54,083)	$11,101	$79,661	$35,356	$56,958
Less: Equity income from equity investees	(9,029)	(9,257)	(11,056)	(4,947)	(7,303)
Add: Fixed Charges	31,338	27,422	22,291	22,154	21,714
Add: Distributed income of equity investees	11,359	10,911	9,067	6,119	4,628
Earnings (Loss) as defined	$(20,415)	$40,177	$99,963	$58,682	$75,997

Fixed Charges

Interest expense	$29,242	$25,320	$20,293	$20,033	$19,532
Interest expense as reported	29,242	25,320	20,293	20,033	19,532

Amortization of debt issuance costs	769	917	855	929	957
Portion of rent expense relating to interest	1,327	1,185	1,143	1,192	1,225
Fixed charges as defined	$31,338	$27,422	$22,291	$22,154	$21,714

Ratio of earnings (loss) to fixed charges	(0.7x)	1.5x	4.5x	2.6x	3.5x

Coverage deficiency	$10,923	$—	$—	$—	$—